Exhibit 99.1

IGC Announces Successful Appeal of Delisting Proceedings and Imminent Relisting on NYSE American

BETHESDA, MD. February 21, 2019 / India Globalization Capital, Inc. (NYSE American: IGC; PINK: IGCC) announced today that it has successfully challenged NYSE American’s decision to delist the common stock of the Company from trading on the Exchange under the Exchange’s appeal procedures.

In a written decision issued on February 20, 2019, a review panel of the Exchange unanimously ruled to set aside the Exchange’s October 29, 2018 decision to delist the Company’s common stock, finding that the Company has not discontinued the business it conducted at the time it was first listed on the Exchange. In addition, the panel unanimously found that the Company provided evidence sufficient to rebut the Exchange’s claim that the Company or its management had engaged in conduct contrary to the public interest.

The Company’s common stock is expected to be relisted for trading on NYSE American under ticker symbol “IGC” no later than Tuesday, February 26, 2019.

“We are very pleased that the Exchange procedures allowed us the opportunity to challenge the decision to delist and to present our case to a review panel. We are happy with the result, and we believe the decision accurately shows our efforts to continue and expand our operations within our two existing business lines: our infrastructure business operating primarily in Asia; and our legal medical cannabis/industrial hemp business in the United States and elsewhere,” stated Ram Mukunda, CEO.

About IGC:

IGC has two lines of business: infrastructure and hemp-derived medical cannabis/industrial hemp. The company is based in Maryland, U.S.A. Our website: www.igcinc.us.Twitter @IGCIR

Forward-looking Statements:

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on IGC’s expectations and are subject to a number of risks and uncertainties, certain of which are beyond IGC’s control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, competitive conditions in the industries in which IGC operates, failure to commercialize one or more of the technologies of IGC, general economic conditions that are less favorable than expected, and other factors, many of which are discussed in our SEC filings. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this release will in fact occur.

Contact: Claudia Grimaldi 301-983-0998